Exhibit 10.41

Keystone Dental, Inc.

July 22, 2020

To: Amnon Tamir

Dear Amnon,

I am pleased to offer you employment with Keystone Dental Holdings, Inc. (the “Company”), a Delaware corporation, as Chief Financial Officer (CFO), commencing September 1, 2020. You will have such duties and responsibilities customary to CFO position and will report the Company’s CEO.

Your base annual salary will be $280,000, inclusive of all applicable income, social security and other taxes and charges that are required by law to be withheld by the Company, payable in accordance with the Company’s normal payroll practice for its similarly situated employees from time to time in effect. In addition, you will be entitled to the following additional compensation: You will be eligible for an annual incentive bonus award of up to 35% of your base annual salary, pro-rated for any partial employment year, based on your achievement of annual objectives (the “Objectives”) to be determined by the Company’s Board of Directors in respect of each fiscal year during which you are employed by the Company. The annual bonus will be paid to you at the same time as annual bonuses are generally payable to other senior executive of the Company subject to your continuous employment through the payment date.

You will be awarded stock options (the “Options”) to purchase such number of shares of the Company’s Common Stock, constituting on the date of the grant 1.2% of the Company’s issued and outstanding shares of Common Stock, under the Company’s employees stock option plan (the “Plan”). The Options shall vest over a period of 16 calendar quarters, with 1/16 vesting at the beginning of each calendar quarter commencing the 1st day of the calendar month following your employment effective date and shall otherwise be subject to all the provisions of the Plan. Notwithstanding the foregoing, in the event that the Company experiences a Change of Control (as described below) during your employment with the Company, any unvested Options shall automatically vest.

The term “Change of Control” as used herein shall mean: (i) the sale of all or substantially all of the assets of the Company in a single transaction or series of related transactions whether by liquidation, dissolution, merger, consolidation or sale; or (ii) the sale or other transfer of at least 51% of the outstanding shares of the Company in a single transaction or a series of related transactions (to a single person or entity, or affiliated persons or entities), in either case to any person or entity that is not an affiliate of the Company, or a shareholder thereof, immediately prior to such transaction or transactions.

You will be entitled to 20 days of paid vacation days during each calendar year, prorated for partial years of employment, subject to any and all accrual caps imposed by the Company’s standard policies, as in effect from time to time.

You will be reimbursed for all normal items of travel and entertainment and miscellaneous expenses reasonably incurred by you on behalf of Company, provided that such expenses are documented and submitted to the Company, all in accordance with the reimbursement policies of the Company as in effect from time to time.

You will be entitled to participate in the Company 401(k), sponsored group medical, dental, vision and other insurance plans, if and when in effect from time to time as adopted by the Company and in effect for similarly situated employees of the Company.

Your employment with the Company shall be an at-will employment. Either the Company or you may terminate your employment with the Company, at any time and for any reason, upon 14 days prior written notice. The Company may, at its sole discretion, in lieu of continuing your employment during such notice period, terminate your employment effective any time during such notice period and pay you as severance payment a lump sum amount equal to the base salary that would have been entitled to from the effective date of such termination through the end of the notice period. In the event of termination by the Company without cause, you will be entitled to a lump-sum payment, in an amount equal to 4-months base salary then in effect, in consideration for your post-employment confidentiality and one-year non-compete undertakings, and further subject to your execution of a general release in favor of the Company in a customary form satisfactory to the Company.

In addition, the Company may terminate your employment for Cause without any prior notice. The term “Cause” as used herein shall mean any one or more of the following: (a) your conviction for any felony involving moral turpitude or affecting the Company or any affiliated company; (b) your embezzlement of funds of the Company or any affiliated company; (c) any breach of your fiduciary duties or duties of care towards the Company or any affiliated company (including without limitation any disclosure of confidential information of the Company or any affiliated company or any breach of a non-competition undertaking); or (d) any conduct in bad faith reasonably determined by the board of directors of the Company to be materially detrimental to the Company or, with respect to any affiliated company, reasonably determined by the board of directors of such affiliated company to be materially detrimental to either the Company or such affiliated company. (A termination for Cause will not deny you your benefits under COBRA at your expense).

By accepting the employment offered to you hereby, you represent and warrant to the Company that you have not entered into, and you are not otherwise bound by, any contract or other undertaking that would in any way restrict, or interfere with, your employment by the Company and your performance of your duties as CFO.

This employment offer letter shall be governed by Delaware substantive laws. The employment offered to you hereby is further conditioned on your returning a copy of this offer letter executed by you at the space provided below, along with an executed copy of the form attached hereto containing your nondisclosure, developments assignment and non-compete covenants, no later than August 2, 2020. This letter will become effective and binding on the company once signed by the CEO.

I welcome the opportunity to work with you and I look forward to a mutually beneficial relationship.

Sincerely

/s/ Melker Nilsson
Melker Nilsson, CEO

I hereby accept employment with Keystone Dental Holdings, Inc. under the terms of the foregoing letter

/s/ Amnon Tamir
Amnon Tamir

Date: 8/3/2020

NONDISCLOSURE, DEVELOPMENTS ASSIGNMENT AND NON-COMPETE

This Nondisclosure, Developments Assignment and Non-Compete Agreement (“Agreement”) is entered into by Amnon Tamir, a Massachusetts resident, for the benefit of Keystone Dental Holdings, Inc., a Delaware corporation and its direct and indirect subsidiaries (collectively the “Company”).

For the purpose of inducing the Company to retain my services as an employee (referred to herein as “Employment”), I hereby agree with the Company as follows:

1.	Confidentiality

1.1. I will not at any time, whether during or after the termination of my Employment with the Company, reveal to any person or entity any of the trade secrets or confidential information concerning the organization, business or finances of the Company or of any third party which the Company is under an obligation to keep confidential, including but not limited to trade secrets or confidential information respecting inventions, products, designs, methods, know-how, techniques, systems, processes, software programs, works of authorship, customer lists, projects, plans and proposals, (collectively referred to herein as “Proprietary Material”) except as may be required in the ordinary course of performing my duties as an employee, agent or independent consultant (as the case may be) of the Company, and I shall keep secret all such Proprietary Material entrusted to me and shall not use or attempt to use any such Proprietary Material in any manner which may injure or cause loss whether directly or indirectly to the Company.

1.2. Furthermore, I agree that during my Employment with the Company I shall not make, use or permit to be used any notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials of any nature (collectively referred to herein as the “Business Material”) relating to any matter within the scope of the then current business of the Company or concerning any of its dealings or affairs, otherwise than for the benefit of the Company. I further agree that I shall not, after the termination of my Employment, use or permit to be used any such Business Material, it being agreed that all of the foregoing shall be and remain the sole and exclusive property of the Company and that immediately upon the termination of my Employment I shall deliver all of the foregoing, and all copies thereof, to the Company, at its main office.

1.3. My obligations limiting disclosure of the Company’s Proprietary Material and Business Material as contemplated in this Paragraph 1 shall not apply to any such information or materials which (i) is now or hereafter becomes, through no act or failure to act on my part, generally known in the Company’s industry; (ii) is information which the Company and I mutually agree to release from the scope of this Agreement; and (iii) is disclosed pursuant to judicial order or government regulation, provided, however, that I shall, to the extent possible, at least thirty days prior to any disclosure pursuant to this clause (iv), notify the Company of the contents of such disclosure, and upon the request of the Company, shall consult with the Company to use best efforts to limit and restrict access to such disclosure.

2.	Assignment of Developments

2.1. If at any time or times during my Employment, I shall (either alone or with others) make, discover or reduce to practice any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection) (herein called “Developments”) that (i) relates to the then current business of the Company or any then current customer of or supplier to the Company or any of the products or services being developed, manufactured or sold by the Company, (ii) results from tasks assigned me by the Company or (iii) results from any use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company, such Developments and the benefits thereof shall immediately become the sole and absolute property of the Company and its assigns, and I shall promptly disclose to the Company (or any persons designated by it) each such Development and I hereby assign any rights I may have or acquire in the Developments, and benefits and/or rights resulting therefrom, to the Company and its assigns without further compensation and shall communicate, without cost or delay, and without publishing the same, all available information relating thereto (with all necessary plans and models) to the Company.

2.2. Upon disclosure of each Development to the Company, I will, during my Employment with the Company, and at any time thereafter, at the request and cost of the Company, sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require (i) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and (ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

2.3. In the event the Company is unable, after all diligent effort, to secure my signature on any letters patent, copyright or other analogous protection relating to a Development, whether because of my physical or mental incapacity or for any other reason whatsoever, I hereby irrevocably designate and appoint the Company through its duly authorized president as my agent and attorney-in-fact, to act for and in my behalf and stead solely to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent, copyright or other analogous intellectual property protection thereon with the same legal force and effect as if executed by me.

3.	Covenant not to Compete.

3.1. I hereby covenant that I shall not, during the term of my employment with the Company and for an additional period of one (1) year after the termination of my Employment (the “Restricted Period”), do any of the following directly or indirectly without the prior written consent of the Company in its sole discretion:

3.1.1 engage or participate, directly or indirectly, in any business activity which is in direct competition with the business of the Company (the “Business”) as conducted during the term of my Employment (the “Term”);

3.1.2 become an employee agent, distributor or consultant to any person or entity that (is engaged in a business that is competitive with the Business as conducted during the Term;

3.1.3 solicit or call on, either directly or indirectly offering any product competitive to a product sold by the Company, any customer with whom the Company shall have dealt at any time during the last twelve (12) months of the Term;

3.1.4 influence or attempt to influence any customer or potential customer of the Company to terminate or modify any written or oral agreement or course of dealing with the Company; or

3.1.5 influence or attempt to influence any person to terminate or modify the employment, consulting, agency, distributorship or other arrangement with the Company.

3.2. I acknowledge that I have carefully read and considered the provisions of this Section 3. I acknowledge that the foregoing restrictions may limit my ability to earn a livelihood in a business similar to the Business, but I nevertheless believe that I have received, and will receive, sufficient consideration and other benefits in connection with my Employment to justify such restrictions, which restrictions I do not believe would prevent me from earning a living in businesses that are not competitive with the Business and without otherwise violating the restrictions set forth herein.

4.	Miscellaneous

4.1. I agree that any breach of this Agreement by me will cause irreparable damage to the Company and that in the event of such breach the Company shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of my obligations hereunder.

4.2. I understand that this Agreement does not create an obligation on the Company or any other person or entity to continue my Employment.

4.3. I further represent that my performance of all of the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my Employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

4.4. For purposes of this Agreement, (i) “then current business of the Company” means any products or services of the Company, whether existing, under development or in the planning stage for development which is known to me through my Employment with the Company, even if the carrying out of the development as planned takes place subsequent to termination of my Employment with the Company and (ii) “then current customer of or supplier to the Company” means any existing customer or supplier (whose existence is known to me through my Employment with the Company) or any potential customer or supplier whom the Company has contacted or has planned during the term of my Employment with the Company to contact for the sale or purchase of the Company’s products or services (which contact or planned contact is known to me through my Employment with the Company), even if the contact as planned takes place subsequent to termination of my Employment with the Company.

4.5. Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

4.6. I hereby agree that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

4.7. My obligations under this Agreement shall survive the termination of my Employment regardless of the manner of such termination and shall be binding upon my heirs, executors, administrators and legal representatives.

4.8. The term “Company” as used Sections 1 through 4 of this Agreement shall include Keystone Dental Holdings, Inc., and its direct or indirect subsidiaries, subdivisions and their respective affiliates. The Company shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns.

4.9. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware. I hereby consent to the non-exclusive jurisdiction of any state court of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Agreement under seal as of the date set forth below.

/s/ Amnon Tamir	(SEAL)
Amnon Tamir

Date: 8/3/2020